UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 10, 2021

WAYFAIR INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36666	36-4791999
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4 Copley Place
Boston, MA 02116
(Address of principal executive offices, including zip code)
(617) 532-6100
(Registrant’s telephone number, including area code)
 N/A
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.001 par value per share	W	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 10, 2021, the Board of Directors (the “Board”) of Wayfair Inc. (the “Company”) elected Jeremy King to the Board, effective immediately, to fill the existing vacancy on the Board.
The Board has determined that Mr. King is “independent” under the rules and regulations of the New York Stock Exchange and the Securities and Exchange Commission. Mr. King was not selected as a director pursuant to any arrangement or understanding between him and any other person.
In 2021, the Company paid approximately $11 million to Pinterest, Inc., and its affiliated companies (“Pinterest”), in ordinary course advertising and marketing costs (the “Pinterest Transactions”). Mr. King is the Senior Vice President and Head of Engineering of Pinterest. The Audit Committee of the Board approved the Pinterest Transactions in accordance with the Company’s Related Party Transactions Policy. Other than the Pinterest Transactions, there are no transactions between Mr. King and the Company that would be reportable under Item 404(a) of Regulation S-K.
In connection with his election to the Board, the Board granted Mr. King a restricted stock unit award under the Company's 2014 Incentive Award Plan with a value of $250,000 as of the date of grant, subject to a one year vesting schedule. In addition, the Company entered into its standard form of indemnification agreement with Mr. King. Under the indemnification agreement, the Company agrees to indemnify Mr. King to the fullest extent permitted by Delaware law for certain liabilities to which he may become subject as a result of his service as a director of the Company. A copy of the Company’s form of indemnification agreement is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated January 8, 2018.
A copy of the Company's press release regarding these events is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 8.01. Other Events.

On August 10, 2021, the Board authorized a new $1 billion share repurchase program (the “2021 Repurchase Program”). Under the 2021 Repurchase Program, the Company is authorized to repurchase, from time to time, outstanding shares of the Company’s Class A common stock in the open market, through privately negotiated transactions, or otherwise, including pursuant to a Rule 10b5-1 plan.
The Company will begin repurchasing shares under the 2021 Repurchase Program upon the completion of the previous $700 million share repurchase program approved by the Board in August 2020 (the “2020 Repurchase Program” and together with the 2021 Repurchase Program, the “Repurchase Programs”). There is no stated expiration for either of the Repurchase Programs. The Company has repurchased approximately $537 million of Class A common stock under the 2020 Repurchase Program.
The Repurchase Programs do not obligate the Company to purchase any shares of Class A common stock and may be suspended or terminated by the Board at any time. The actual timing, number and value of shares repurchased under the Repurchase Programs will be determined by the Company in its discretion and will depend on a number of factors, including market conditions, applicable legal requirements, the Company's capital needs and whether there is a better alternative use of capital.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Press Release issued on August 10, 2021
104	Inline XBRL for the cover page of this Current Report on Form 8-K

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WAYFAIR INC.

Date: August 10, 2021	By:	/s/ ENRIQUE COLBERT
Enrique Colbert
General Counsel and Secretary
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